EXHIBIT 23.1


WIESENECK, ANDRES & COMPANY, P.A.
Certified Public Accountants
772 U.S. HIGHWAY 1, SUITE 100
NORTH PALM BEACH, FLORIDA  33408
(561) 626-0400

THOMAS B. ANDRES, C.P.A.*, C.V.A.
FAX(561)626-3453
PAUL M. WIESENECK, C.P.A.
*Regulated by the State of Florida



January 30, 2001


INDEPENDENT AUDITOR'S CONSENT

We consent to the incorporation by reference in this Registration Statement of Phoenix International Industries, Inc., on Form S-8 of our report dated August 11, 2000, appearing in the Annual Report on Form 10-K of Phoenix International Industries, Inc., for the year ended May 30, 2000, and our review reports dated January 17, 2001 and October 17, 2000 appearing in the Forms 10QSB filed by Phoenix International Industries, Inc., for the quarters ended November 30, 2000, and August 31, 2000 respectively.

Very truly yours,

Wieseneck, Andres & Company, P.A.



/s/Thomas B. Andres